                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges
               --------------------------------------------------
                         (In millions except ratio data)


                               Six Months
                                 Ended                         Years Ended December 31
                                June 30      ----------------------------------------------------------
                                  2001          2000       1999          1998       1997        1996
                               ---------     ---------   ---------    ---------   ---------  ----------
Income Before Taxes            $ 4,961.0     $ 9,824.1   $ 8,619.5    $ 8,133.1   $ 6,462.3  $  5,540.8

Add:
 One-third of rents                 37.6          67.0        66.7         56.0        47.0        41.0
 Interest expense, net             184.9         361.9       236.4        150.6        98.2       103.2
 Preferred stock dividends         106.9         205.2       120.7         62.1        49.6        70.0
                               ---------     ---------   ---------    ---------   ---------   ---------
  Earnings                     $ 5,290.4     $10,458.2   $ 9,043.3    $ 8,401.8   $ 6,657.1   $ 5,755.0
                               =========     =========   =========    =========   =========   =========

One-third of rents             $    37.6     $    67.0   $    66.7    $    56.0   $    47.0   $    41.0
Interest expense                   233.4         484.4       316.9        205.6       129.5       138.6
Preferred stock dividends          106.9         205.2       120.7         62.1        49.6        70.0
                               ---------     ---------   ---------    ---------   ---------   ---------
  Fixed Charges                $   377.9     $   756.6   $   504.3    $   323.7   $   226.1   $   249.6
                               =========     =========   =========    =========   =========   =========

Ratio of Earnings
 to Fixed Charges                     14            14          18           26          29          23
                                      ==            ==          ==           ==          ==          ==


For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.